Demag Cranes AG ∙ Postfach 18 03 43 ∙ 40570 Düsseldorf ∙ Deutschland	Rainer Beaujean
UniCredit Bank AG, London Branch	Member of the Board, CFO
Moor House
120 London Wall	Phone: +49 (0)211 7102-1200
London	Fax: +49 (0)211 7102-51200
United Kingdom	rainer.beaujean@demagcranes-ag.com
www.demagcranes-ag.com
Düsseldorf, 16. June 2011

Attention:	Russell Winston
Trix Brunschweiler

Demag Cranes AG and others - EUR 350,000,000 Credit Facility Agreement dated 18 November 2010 (the "Facility Agreement") - Amendment Request

Dear Sirs,

We are writing to you in your capacity as Facility Agent under the Facility Agreement. Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meaning when used herein.

The Lenders will be aware that on 19 May 2011 Terex Industrial Holding AG (an indirect subsidiary of Terex Corporation, Westport, Connecticut ("Terex")) published a voluntary takeover offer for all of the issued share capital of the Parent (the "Offer"). Under the Facility Agreement, the acquisition of more than 50 per cent of the issued share capital of the Parent (disregarding for the purposes of calculating such level that part of the share capital that carries no voting rights (stimmrechtslose Vorzugsaktien)) would constitute a Change of Control.

To prepare for a potentially successful closing of the Offer, we would like to request the Lenders to agree to an amendment of the definition of "Change of Control" contained in the Facility Agreement to permit the financing provided there-under to continue following the acquisition by Terex of more than 50 per cent of the issued share capital of the Parent. In turn, we would agree to certain additional restrictions, in particular, regarding transactions with Terex or its Affiliates for as long as Terex or any of its Affiliates is a major shareholder of the Parent.

We, therefore, kindly request that you obtain Lenders' agreement pur-suant to Clause 30 (Amendments and Waivers) of the Facility Agreement regarding the amendments set out below (together the "Amendments").

Vorstand: Aloysius Rauen, Vorsitzender Rainer Beaujean, Thomas H. Hagen Aufsichtsratsvorsitzender: Burkhard Schuchmann Sitz der Gesellschaft: Düsseldorf Registergericht: Amtsgericht Düsseldorf, HRB 54517	USt-IdNr. DE814661567 ∙ St.-Nr. 106/5770/2196 HypoVereinsbank, München Kto.-Nr. 5 729 408, BLZ 700 202 70 IBAN DE56 7002 0270 0005 7294 08 Swift (BIC) HYVEDEMMXXX	Demag Cranes AG Postfach 18 03 43, 40570 Düsseldorf Forststraße 16, 40597 Düsseldorf Telefon: +49 (0) 211 7102-1010 Fax: +49 (0) 211 7102-1015	Seite 1 von 8

A.    Amendments

The Amendments requested are as follows:

1.	The definition of "Change of Control" in Clause 1.1 (Definitions) of the Facility Agreement shall be replaced in its entirety to read as follows:

"(a)
any person (other than a member of the Terex Group) or group of persons (other than members of the Terex Group) acting in concert becoming the holders of more than 50 per cent of the issued share capital of the Parent, where for the purpose of calculating such level, that part of the share capital of the Parent that carries no voting rights (stimmrechtslose Vorzugsaktien) shall not be included in the determination of the relevant percentage; and "acting in concert" shall have the meaning given to it in Section 30 para. (2) of the German Takeover Act (Wertpapiererwerbs- und Übernahmegesetz);

(b)
a domination agreement (Beherrschungsvertrag) or profit and loss pooling agreement (Gewinnabführungsvertrag) between the Parent as a controlled company (abhängiges Unternehmen) and a third party as controlling company (herrschendes Unternehmen) entering into effect;

(c)	the Parent ceasing to be listed (börsennotiert) within the meaning of Section 3 para. (2) of the German Stock Corporation Act (Aktiengesetz); or

(d)
the transfer resolution (Übertragungsbeschluss) in respect of a squeeze out of minority shareholders (Ausschluss von Minderheitsaktionären) of the Parent being registered with the commercial register."

2.	A new definition "Major Shareholder" shall be inserted in Clause 1.1 (Definitions) of the Facility Agreement before the definition of "Mandatory Cost" which reads as follows:

""Major Shareholder" shall mean any member of the Terex Group for as long as members of the Terex Group, either acting individually or acting in concert with other persons, hold more than 50 per cent of the issued share capital of the Parent (where for the purpose of calculating such level, that part of the share capital of the Parent that carries no voting rights (stimmrechtslose Vorzugsaktien) shall not be included in the determination of the relevant percentage)."

3.	New definitions "Terex" and "Terex Group" shall be inserted in Clause 1.1 (Definitions) of the Facility Agreement before the definition of "Term" which read as follows:

""Terex" means Terex Corporation, Westport, Connecticut.

"Terex Group" means Terex and any of its Affiliates which are not members of the Group."

4.	Clause 22.21 (Restricted transactions) of the Facility Agreement shall be replaced in its entirety to read as follows: 1
"22.21 Restricted transactions

(a)
No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will) enter into any transaction with any shareholder of the Obligors' Agent or any entity controlled by either of them (in each case other than a Major Shareholder) except on arm's length terms and in the normal course of business.

(b)	No Obligor shall (and each Obligor shall procure that none of its Subsidiaries will):

(i)	provide any guarantee, indemnity or other form of assurance against financial loss or Security Interest to any Major Shareholder or in respect of that Major Shareholder's obligations;

1 Note: The distribution co-operation and the service agreement with respect to the region Austria referred to in the proviso to paragraph (b) of Clause 22.21 relate back to the disposal by Siemens of its mobile cranes business to Terex in 2002. The distribution co-operation was terminated with respect to new business effective 31 December 2007 with one order of the then existing order backlog remaining to be executed. Under the service agreement, Demag Cranes & Components GmbH provides technical service and repair services to Terex-Demag GmbH & Co. KG's mobile crane customers in Austria. The aggregate compensation received by Demag Cranes & Components GmbH under the service agreement during the Parent's financial year 2009/2010 amounted to EUR 469,613.52.

(ii)	provide any loans or credit to, enter into any cash pool-ing arrangement with, or otherwise maintain the solvency of or provide working capital to, any Major Shareholder;

(iii)	invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Major Shareholder;

(iv)	enter into any merger, demerger, corporate reconstruction or similar con-tract, arrangement or transaction with or otherwise involving any Major Shareholder;

(v)
acquire any assets (including shares in the Parent or in any other person other than a Major Shareholder) from any Major Shareholder other than in the ordi-nary course of trading on arm's length terms;

(vi)	dispose of any assets to any Major Shareholder other than in the ordi-nary course of trading on arm's length terms;

(vii)	enter into any joint venture or similar arrangement with any Major Shareholder; or

(viii)
enter into any other contract, arrangement or transaction with or for the benefit of any Major Shareholder other than in the ordinary course of busi-ness, for full market value and on arm's length terms, provided that sub-paragraphs (v), (vi) and (viii) above shall not be construed to restrict (x) the winding-up on arm's length terms of a distribution co-operation entered into between Demag Cranes & Components GmbH (Salzburg) and Demag Mobile Cranes GmbH & Co. KG (Zweibrücken) with respect to the region Austria or (y) performance under a service agreement (as amended from time to time in the ordinary course of busi-ness, for full market value and on arm's length terms) entered into on arm's lenght terms between Demag Cranes & Components GmbH (Salzburg) and Terex-Demag GmbH & Co. KG (Zweibrücken) with respect to the region Austria."

5.
The following provision shall be inserted in Clause 24 (Default) of the Facility Agreement as new Clause 24.15 (Dividends and other distributions) (and the numbering of Clauses 24.15 (Material adverse change) to 24.18 (Section 490

German Civil Code) shall be adjusted accordingly:

"24.15 Dividends and other distributions

At any time while there is a Major Shareholder:

(a)
the general meeting (Hauptversammlung) of the Parent resolves the payment of dividends or other distributions on or in respect of the Parent's share capital in respect of any financial year which in aggregate exceed 50 per cent. of the operating net income after tax of the Group (calculated in accordance with the principles applied when calculating operating net income after tax of the Group for purposes of the Original Financial Statements) for that financial year; or

(b)    the Parent makes any such dividend payment or other distribution."

B.    Reply Deadline and Effective Date

We would kindly ask the Lenders to agree to, and authorise the Facility Agent to effect, on behalf of each Finance Party, the Amendments by not later than 29. June 2011 (the "Reply Deadline").
The Amendments shall become effective on the later of:

(a)	the day on which we have received the agreement set out below duly countersigned by the Facility Agent; and

(b)
the day immediately preceding the day on which members of the Terex Group become holders of more than 50 per cent of the issued share capital of the Parent (where for the purpose of calculating such level, that part of the share capital of the Parent that carries no voting rights (stimmrechtslose Vorzugsaktien) shall not be included in the determination of the relevant percentage),

(the "Effective Date").

C.    Work Fee

Subject to receipt by us on or prior to the Reply Deadline of the agreement set out below duly counter-signed by the Facility Agent, we shall pay to each Lender which provides its agreement to the Amendments on or prior to the Reply Deadline a work fee of 0.02% on each such agreeing Lender's Commitments as of the Reply Deadline (disregarding any reduction of a Revolving Commitment pursuant to paragraph (e) of Clause 9.1 (Ancillary Facility) of the Facility Agreement). Such work fee shall become payable five Business Days after the Reply Deadline and shall be credited against the amount of the amendment fee (if any) payable pursuant to paragraph D. below.

D.    Amendment Fee

Subject to (i) receipt by us on or prior to the Reply Deadline of the agreement set out below duly counter-signed by the Facility Agent, (ii) occurrence of the Effec-tive Date and (iii) credit of the amount of any work fee paid or payable pursuant to paragraph C. above, we shall pay:

(a)	to each Lender which provides its agreement to the Amendments on or prior to 24. June 2011 an amendment fee of 0.15%; and

(b)	to all other Lenders which provide their agreement to the Amendments on or prior to the Reply Deadline an amendment fee of 0.10%,

in each case calculated on each such agreeing Lender's Commitments as of the Reply Deadline (disregarding any reduction of a Revolving Commitment pursuant to paragraph (e) of Clause 9.1 (Ancillary Facility) of the Facility Agreement). Such amendment fee shall become payable five Business Days after the Effective Date.

This letter shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

Please respond by countersigning and returning to us the agreement set out below.

Yours faithfully
Demag Cranes AG
acting in its own name and in the name
and on behalf of the other Obligors

Rainer Beaujean	Jochen Hildebrandt
Member of the board, CFO	Treasurer

We, acting upon the agreement of the requisite majority of Lenders pursuant to Clause 30 (Amendments and Waivers) of the Facility Agreement, hereby agree to the Amendments to the Facility Agreement requested in the above letter.

Yours sincerely,
UniCredit Bank AG, London Branch
as Facility Agent under the Facility Agreement
Place/Date: